EX-99.23.j

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to all references to our firm included in or made a part of this Post-Effective Amendment No. 20 to Johnson Mutual Funds Trust's Registration Statement on Form N-1A (file No. 33-52970), including the references to our firm under the heading “Accountants” in the Funds' Statement of Additional Information.

Cohen McCurdy, Ltd.
Westlake, Ohio

October 5, 2005